Exhibit 4.71

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Beijing OrionStar Technology Co., Ltd.

Equity Transfer Agreement

This Equity Transfer Agreement (hereinafter referred to as the “Agreement”), dated November 30, 2023 (hereinafter referred to as the “Execution Date”), is signed and entered into by both Parties:

1. Beijing Kingsoft Internet Security Software Co., Ltd., a limited liability company organized in accordance with the laws of the People’s Republic of China (hereinafter referred to as “China”, which, for the purpose of this Agreement, excludes the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) with its registered office at [***] (hereinafter referred to as the “Kingsoft Security” or the “Transferee”);

2. Norma (Shanghai) Investment Consulting Co., Ltd., a limited liability company organized in accordance with the laws of the People’s Republic of China, with its registered office at [***] (hereinafter referred to as the “Transferor”);

In this Agreement, the signatories above are collectively referred to as the “Parties” and individually as the “Party”.

WHEREAS:

1. Beijing OrionStar Technology Co., Ltd. stands as a limited liability company under China’s laws, bearing the unified social credit code 91110107MA008AYB44 (hereinafter referred to as the “Company”, collectively referred to with its directly and indirectly controlled subsidiaries and branches as the “Group Companies”).

2. As of the execution date of this Agreement, the Company’s registered capital amounts to CNY 31,826,676. The registered capital subscribed by each shareholder of the Company and the proportion of equity held in the Company are as follows:

Shareholder	Subscribed Registered Capital (Unit: CNY)	Proportion of Equity
Beijing Kingsoft Security Software Co., Ltd. (“Kingsoft Security”)	20,010,910	62.8746%
Beijing Orion Growth Technology Center (Limited Partnership)	7,810,231	24.5399%
Tianjin Purple Cow Startups Assets Management Partnership (Limited Partnership)	181,800	0.5712%
Future Capital Discovery Fund II, L.P.	45,455	0.1428%
Beijing Kangyuan Tongxin Management Consulting Center (Limited Partnership)	971,622	3.0529%
Beijing Kangzheng Tongxin Management Consulting Center (Limited Partnership)	31,137	0.0978%
West Origin Orion LP	1,851,091	5.8162%
Norma (Shanghai) Investment	111,825	0.3514%

Exhibit 4.71

Shareholder	Subscribed Registered Capital (Unit: CNY)	Proportion of Equity
Consulting Co., Ltd.
Duan Liping	660,242	2.0745%
Nanchang Xinke Zhuxiang Venture Capital Center (Limited Partnership)	152,363	0.4787%
Total	31,826,676	=SUM(ABOVE)*100 \# "0%" 100%

3. The Transferor proposes to transfer, and the Transferee intends to accept, all of the Transferor’s registered capital in the Company, in alignment with the terms and conditions of this Agreement.

4. [***]

Hence, after amicable negotiation, the Parties have agreed as follows:

1. Equity Transfer

1.1
This equity transfer (hereinafter referred to as the “Equity Transfer”), subject to the fulfillment or written waiver by the Transferee of all prerequisites specified in Article 3 (hereinafter referred to as the “Closing Conditions”), will be completed upon the Transferee’s acquisition of the paid-up registered capital held by the Transferor in the Company in the amount of CNY 111,825 (hereinafter referred to as the “Target Equity”) at the price of CNY10,000,000 (hereinafter referred to as the “Equity Transfer Price”).

1.2
[***]

2. Closing

2
2.1
The date on which all conditions precedent to the Closing as set forth in Article 3 hereof are fulfilled or waived by the Transferee in writing shall be the “Closing Date”.

2.2 From the Closing Date, the Transferee will assume and exercise all shareholder rights and obligations in accordance with applicable laws, regulations, the Sino-foreign equity joint venture agreement (hereinafter referred to as the “JV Agreement”) and the Company’s Articles of Association, as individually agreed upon by the Company and its shareholders.

2.3 The Transferor hereby confirms that there are no pending or potential disputes with the Company and/or shareholders of the Company, and from the date on which the Transferee has fully paid the Equity Transfer Price, the Transferor shall have no right to claim against the Company and/or shareholders of the Company with respect to their former equity interests in the Company or their former roles as the shareholders of the Company.

2.4 The Parties agree to empower the Company with the responsibility to proceed with the registration and filling procedures in respect of all changes in relation to this Equity Transfer. For this purpose, the Parties shall provide the Company with the necessary cooperation and assistance, including but not limited to signing and submitting the necessary documents, providing all necessary materials, and taking other necessary actions and measures.

3. Closing Conditions

3.1 The Closing shall be subject to the fulfillment or written waiver by the Transferee of the following conditions, either before or on the Closing Date:

Exhibit 4.71

3.1.1 All statements and guarantees provided by the Parties hereunder are true, accurate, complete and not misleading as of the Closing Date;

3.1.2 Any undertakings and obligations of Transferor stipulated under this Agreement, which are to be adhered to or performed by the Closing Date, have been fulfilled;

3.1.3 By the Closing Date, there is no event or circumstance that will or may have any material adverse effect on the legitimate existence, production management, business operation, financial condition and business reputation of the Group Companies;

3.1.4 The related parties have executed and delivered this Agreement and other documents relevant to the Equity Transfer (collectively as “Transaction Documents”), the Transferee shall propose the Transaction Documents to be executed by the Transferor in writing once for confirmation by the Parties;

3.1.5 The Company’s Board of Directors has adopted the resolution on the approval of the following matters:

(1) This Equity Transfer;

(2) Amendments to the Articles of Association.

3.1.6 West Origin Orion LP and Norma (Shanghai) Investment Consulting Co., Ltd. and the director jointly appointed by them, Ning Zhang, have executed the Termination of Director Appointment Letter and the Resignation Letter (if applicable);

3.1.7 The Transferee’s internal authority has approved this equity transfer.

4. Statements and Guarantees

4.1 The Transferor hereby makes the following statements and guarantees to the Transferee as follows, and the statements and guarantees are true, accurate, complete and not misleading as of the Execution Date of this Agreement:

4.1.1 It is a legal entity duly established and validly existing under the laws of the jurisdiction of its incorporation, and may act independently as a subject of litigation;

4.1.2 It possesses all necessary capabilities, powers and authorizations to execute and perform this Agreement and has obtained all internal, third party and/or any governmental authority consents, approvals, and/or filings (if applicable) necessary for its execution and performance of this Agreement, the Agreement shall constitute its binding legal obligation;

4.1.3 Its execution in and fulfillment of the Transaction Documents will not result in (1) a violation of its constitutive documents, articles of association or other binding constitutional documents; (2)a breach of any contracts, agreements, or other legal document binding on it; nor (3) will it contravene any laws, regulations, departmental rule, normative documents, orders, or decisions of any administrative authorities, nor the ruling, award, or judgment of any arbitration institutions or judicial authorities;

4.1.4 It lawfully owns the Target Equity, with the Company’s registered capital corresponding to the Target Equity held by the Transferor being fully and validly paid in accordance with the Company’s Articles of Association. There exists no overdue, evaded, or falsely represented capital contribution;

4.1.5 There are no encumbrances such as mortgages, pledges, or other securities over the Target Equity held by the Transferor. There are no communal, sequestration, trusteeship, or other restrictions on rights (including any third-party claims, including those by governmental

Exhibit 4.71

authorities, or any vote-by-proxy arrangements or voting right trust arrangements). Moreover, there are no nominee holdings, similar arrangements, disputes, or litigations.

4.2 The Transferee hereby makes the following statements and guarantees to the Transferor as follows, and the statements and guarantees are true, accurate, complete and not misleading as of the Execution Date of this Agreement:

4.2.1 It is a legal entity duly established and validly existing under the laws of the jurisdiction of its incorporation, and may act independently as a subject of litigation;

4.2.2 It possesses all necessary capabilities, powers and authorizations to execute and perform this Agreement and has obtained all internal, third party and/or any governmental authority consents, approvals, and/or filings (if applicable) necessary for its execution and performance of this Agreement, the Agreement shall constitute its binding legal obligation;

4.2.3 Its execution in and fulfillment of the Transaction Documents will not result in (1) a violation of its constitutive documents, articles of association or other binding constitutional documents; (2)a breach of any contracts, agreements, or other legal document binding on it; nor (3) will it contravene any laws, regulations, departmental rule, normative documents, orders, or decisions of any administrative authorities, nor the ruling, award, or judgment of any arbitration institutions or judicial authorities;

5. Use of Name, Trade Name

5.1 Without the prior written consent of each Party and regardless of whether such other Party then holds, directly or indirectly, any equity interest in the Company, no other Party shall use, publish, reproduce, disseminate or display (public or private) (i) the name or logo of such Party or its affiliates, or (ii) the name, trademark or logo similar to the name or logo of such Party or its affiliates, in any marketing, advertising or promotional material or for any marketing, advertising or promotional purpose.

6. Confidentiality

6.1 “Confidential Information” hereunder refers to information related to the Agreement and its arrangements, which is not to be shared with any third parties unless in compliance with stipulated terms. This excludes information already publicly known not due to a violation of this Article. Despite the above, Kingsoft Security, along with its affiliates, is entitled to disclose notices about the Agreement’s transactions as per legal or regulatory obligations, including stock exchange rules (hereinafter referred to as “Kingsoft Security Notices”). The Transferor is prohibited from issuing any news releases (hereinafter referred to as the “Other News Releases”) without Kingsoft Security’s explicit prior written approval before the launch of Kingsoft Security Notices. Such releases must not contain information and contents beyond what Kingsoft Security has already disclosed in Kingsoft Security Notices.

6.2 The Parties agree not to disclose Confidential Information without prior written consent of each Party and will strive to ensure their directors, senior officers, managers, partners, members, employees, legal, financial and professional advisors and correspondent banks do not disclose any Confidential Information to third parties.

6.3 The breach of confidentiality shall not extend to the following scenarios:

6.3.1 Should a Party be required to disclose Confidential Information due to demands from a government, judicial authority, or securities regulator, such disclosure shall be limited strictly to the required extent of the request. The disclosing party is obligated to exert every reasonable effort to secure a protective order, seek confidential handling or find other proper remedies. Under these conditions, only the portion of the Confidential Information mandated by law shall be disclosed by the disclosing party. Furthermore, the disclosing party shall

Exhibit 4.71

undertake reasonable measures to maintain the confidentiality of the disclosed information, as per the non-disclosing party’s reasonable requests; or

6.3.2 Disclosure shall be as mutually consented to in a written agreement by both Parties. A Party may disclose the terms of this Agreement with its existing and potential bona fide investors, employees, investment banks, borrowers, accountants, and lawyers, assuming these individuals or entities are bound by the proper and corresponding confidentiality obligations.

7. Termination

7.1 If the Closing Conditions set forth herein fail to be fulfilled and fail to be waived by the Transferee within 120 days from the execution date of this Agreement (or within an agreed-upon extended timeframe in writing by the Parties), the Transferee shall have the right to terminate this Agreement by issuing a written notice to the Transferor; however, the termination shall not affect the Transferee’s right to request the Transferor to bear liabilities for breach the provisions of this Agreement. The Transferee shall not have the right to terminate this Agreement, and the Transferor shall have the right to request the Transferee to bear liabilities for breach should the Closing Conditions fail to be satisfied for reasons attributable to the Transferee.

8. Liability for Breach of the Agreement

8.1 After execution of this Agreement, in the event any statements and guarantees made by either Party (hereinafter referred to as the “Defaulting Party”) prove to be untrue, false, incomplete, or misleading, or if there is a failure in fulfilling the agreed-upon obligations, the Defaulting Party is obligated to compensate the other Party for all tangible losses incurred due to this breach. If the breach is attributable to reasons attributable to the other Party, the Defaulting Party shall not be liable for the breach.

8.2 If the Transferee fails to make the full payment of the Equity Transfer Price to the Transferor in accordance with this Agreement, the Transferee shall pay liquidated damages to the Transferor in the amount of 0.01% of the outstanding amount for each day of delay.

8.3 Given Cheetah Technology Corporation Limited (hereinafter referred to as the “Cheetah Technology”) is the Transferee’s affiliate, who intends to acquire 5.8162% equity interest in the Company held by West Origin Orion LP (hereinafter referred to as the “Cheetah Technology Transfer Agreement”). If this Agreement and/or the Cheetah Technology Transfer Agreement are terminated due to any reason attributable to the Transferee or Cheetah Technology, the Transferee shall, in addition to baring liabilities for breach of contract, reinstate Ning Zhang to the Board of the Company within 5 business days after the occurrence of the aforesaid termination and shall pay the Transferee liquidated damages in the amount of CNY 500,000 for failure to do so within such period.

8.4 If the Transferor fails to deliver to the Transferee the Termination of Director Appointment Letter and the Resignation Letter (if applicable) with respect to the termination of its director appointment and the relevant documents required for the Company to proceed with the Equity Transfer on the day when the Transferee makes full payment of the Equity Transfer Price to the Transferor, the Transferor shall pay the Transferee liquidated damages in the amount of 0.01% of the Equity Transfer Price already paid by the Transferee for each day of delay, until the date when the default is rectified.

9. Tax Liability

Each Party shall bear responsibility for all taxes, fees, and expenses arising from or related to this Agreement and the Equity Transfer therein. The Parties specifically confirm that, the Transferor shall be solely responsible for any of the taxes filing matters arising from the Equity Transfer.

10. Applicable Laws

Exhibit 4.71

The establishment, effect, interpretation, fulfillment, and resolution of disputes under this Agreement shall be governed by the laws of China.

11. Dispute Resolution

11.1 Any disputes arising from or related to this Agreement shall first resolved through amicable negotiations between the Parties. Should these disputes remain unresolved within 30 days following the initial notice of dispute by either Party, the dispute (including those concerning the validity or survival of this Agreement) shall be submitted for arbitration to China International Economic and Trade Arbitration Commission in accordance with the Commission’s then-current arbitration rules, and the arbitration shall be conducted in Beijing.

11.2 The arbitration award shall be final, binding upon the Parties, and subject to enforcement under the pertinent legal provisions.

11.3 Should the losing party neglect to adhere to the arbitration award, the prevailing party is entitled to seek enforcement from a court holding proper jurisdiction. Arbitration expenses (including reasonable attorney fees) shall be borne by the losing party, unless otherwise determined by the arbitration tribunal. In instances requiring judicial action to enforce the arbitration award, the Defaulting Party is liable for all associated reasonable costs, expenses, and reasonable attorney fees, including but not limited to costs incurred from any additional litigation or enforcement actions by attempts to execute the arbitration award.

11.4 During the arbitration, the Parties are obligated to fulfill the remaining parts of this Agreement, save for those under dispute in the arbitration.

12. General Terms

12.1 This Agreement is made in Chinese.

12.2 Any amendments to this Agreement or its annexes necessitate a written agreement by both Parties before coming into effect.

12.3 Annexes made in alignment with this Agreement are deemed an inseparable component of this Agreement, bearing equivalent legal effect with the remaining parts of this Agreement.

12.4 Should any provision of this Agreement become void or unenforceable due to any factors, the validity and enforceability of the remaining provisions remain unaffected. In the event that applicable laws and regulations impede the exercise of any rights conferred by this Agreement and its annexes, both Parties shall diligently pursue viable alternatives to fulfill those rights in compliance with applicable legislation.

12.5 Except as otherwise provided in this Agreement, the delay or failure of either Party in exercising any right, power, or remedy under this Agreement in the event of a breach or fault by the other Party shall not impair any such right, power, or remedy, nor shall it be construed as a waiver of any rights to compensation for such breach or fault, an acquiescence thereto, or a waiver of the right to compensation for any subsequent similar breach or fault.

12.6 This Agreement shall be effective upon the execution of the Parties.

12.7 All notices hereunder must be written in Chinese. Except as expressly stipulated herein, notices shall be delivered via personal delivery, registered mail, facsimile, or email to the following designated addresses:

Transferee:

To: [***]

Address: [***]

E-mail: [***]

Exhibit 4.71

Transferor:

To: [***]

Address: [***]

E-mail: [***]

Notices under these terms shall be considered duly served in the following instances:

12.7.1 When notices are hand-delivered and receipt acknowledged in writing, delivery before 17:00 on a business day at the designated location will be considered effective at arrival, as proven by the written acknowledgment. However, deliveries made after 17:00 on a business day or at any time on a non-business day will be deemed effective at 09:00 on the subsequent business day;

12.7.2 For domestic deliveries within China using postage-paid postal express, notices will be regarded as delivered 5 business days following the mailing date;

12.7.3 For those sent from or to any location outside of China via postage-prepaid international express, notices will be deemed delivered 10 business days following the mailing date;

12.7.4 Notices dispatched via fax are considered served immediately upon transmission, confirmed by a successful transmission report and verbal confirmation of receipt and the sender must document this acknowledgment in writing and sign it. Should a fax be sent after 17:00 on a business day, or at any time on a non-business day at the recipient’s location, it will be regarded as served at 09:00 on the subsequent business day at the recipient’s location; or

12.7.5 Email notices are deemed effectively served when the sender’s email system confirms successful transmission;

12.7.6 During the term of this Agreement, either Party can change their notice-receiving address and related information via a 15-day advance written notice to the other Party.

12.8 This Agreement is executed in duplicate, each Party holding one, both of which are considered original and have equal legal effect. A facsimile, scanned, or emailed copy of this Agreement shall be equally valid and enforceable as an original.

12.9The term “Affiliate” hereunder, pertains to, in respect of any specific natural person, their spouse, offspring and their spouses, parents, the parents of their spouses, siblings and their spouses, as well as the siblings of their spouses and their spouses; In the case of other specific entity, “Affiliate” refers to any other entity which is, directly or through intermediaries, either controlled by, in common control with, or under the control of such entity by another entity. Additionally, it includes any entity that holds control over, is under the control of, or shares common control with the said entity.

12.10The terms “Control”, “Controlled by” and “Jointly Controlled by” hereunder indicate that, between two or more entities, one entity directly or indirectly possesses control or decision-making authority over the business or management of the other entities, or exercises control or decision-making rights over the other entities through a third party.

[No text below, Signature Page to the Equity Transfer Agreement Follows]

Exhibit 4.71

IN WITNESS WHEREOF, this Agreement is signed by both Parties on the date indicated at the beginning of this document.

Beijing Kingsoft Internet Security Software Co., Ltd.

(Seal)

Exhibit 4.71

IN WITNESS WHEREOF, this Agreement is signed by both Parties on the date indicated at the beginning of this document.

Norma (Shanghai) Investment Consulting Co., Ltd.

(Seal)